Exhibit 10.84
FIRST AMENDMENT TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
          This FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “First Amendment”) is made as of October 26, 2009 , by and between Avatar Holdings Inc., a Delaware corporation (the “Company”), and Patricia Kimball Fletcher (the “Employee”).
WITNESSETH
          WHEREAS, the Employee is currently employed by the Company pursuant to that certain Amended and Restated Employment Agreement dated as of December 22, 2008 (the “Agreement”);
          WHEREAS, the Company and Employee desire to extend the term of the Agreement to December 31, 2010.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
          1. Employment and Term. Section 1 of the Agreement is deleted in its entirety and replaced with the following:
The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, in the capacity and upon the terms and conditions set forth herein. The term of employment under this Agreement shall be for the period commencing January 1, 2007 and ending on December 31, 2010, unless earlier terminated as herein provided (the “Term of Employment”). Notwithstanding the foregoing, Employee shall have the right to terminate the Agreement for any reason by giving at least ninety (90) days advance notice to the Company at any time after June 30, 2010 and in such case, the Term of Employment shall end ninety (90) days after the Employee gives such notice.
          2. Compensation and Benefits. Section 3 (a) of the Agreement is deleted in its entirety and replaced with the following:
Base Salary. The Company shall pay the Employee a base salary (“Base Salary”) at an annual rate of $700,000 from January 1, 2007 through December 31, 2010. On an annual basis or at such other times as the Company may determine, the Employee’s Base Salary shall be reviewed, and in the sole discretion of the Compensation Committee of the Company, the Company may increase (but not decrease) the Employee’s Base Salary.

          3. Termination of Employment. Section 5(a)(i) is deleted entirely and replaced with the following:
          (i) on December 31, 2010 (absent the parties having entered into a written agreement for the renewal or extension of this Agreement);
          4. Termination Without Cause or Resignation For Good Reason. Section 6(d) is deleted in its entirety and replaced with the following:
     (d) Termination Without Cause or Resignation For Good Reason.
          (i) If, prior to July 1, 2010, the Employee’s employment hereunder is either terminated by the Company Without Cause pursuant to Section 5(a)(v), or due to the Employee’s resignation for Good Reason pursuant to Section 5(a)(vi), then:
               (1) The Company shall continue to pay the Employee her full Base Salary in accordance with normal payroll practices and without interest through September 30, 2010 at the rate in effect at the time notice of the termination of the Employee’s employment is given in accordance with Section 5(a)(v) or Section 5(a)(vi) hereof, as the case may be, with each payment due during such period hereby designated a “separate payment” for purposes of Section 409A; and
               (2) The Employee shall be entitled to participate in all employee benefit plans and programs to the extent applicable to other senior executives of the Company (provided that the Employee’s continued participation is permissible under the general terms and provisions of such plans and programs) through September 30, 2010. In the event that the Employee’s participation in any such plan or program is not permitted, the Employee shall be entitled to receive an amount equal to the annual contributions, payments, credits or allocations made by the Company to the Employee’s account or on the Employee’s behalf under such plans and programs.
          (ii) If, on or after July 1, 2010, the Employee’s employment hereunder is either terminated by the Company Without Cause pursuant to Section 5(a)(v), or due to the Employee’s resignation for Good Reason pursuant to Section 5(a)(vi), then:
               (1) The Company shall continue to pay the Employee her full Base Salary in accordance with normal payroll practices through the date which is the earlier of (i) 90 days after the date of termination or (ii) December 31, 2010, at the rate in effect at the time notice of the termination of the Employee’s employment is given in accordance with Section 5(a)(v), with each payment due during such period hereby designated a “separate payment” for purposes of Section 409A and no payment shall be made after the Termination Date; and
               (2) The Employee shall be entitled to participate in all employee benefit plans and programs to the extent applicable to other senior executives of the Company (provided that the Employee’s continued participation is permissible under the general terms and provisions of such plans and programs) through the date which is the earlier of (i) 90 days after the date of termination or (ii) December 31, 2010.

In the event that the Employee’s participation in any such plan or program is not permitted, the Employee shall be entitled to receive an amount equal to the annual contributions, payments, credits or allocations made by the Company to the Employee’s account or on the Employee’s behalf under such plans and programs.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

AVATAR HOLDINGS INC.
By:	/s/ Gerald D. Kelfer
	Name:	Gerald D. Kelfer
	Title:	Chief Executive Officer

/s/ Patricia Kimball Fletcher
Patricia Kimball Fletcher